UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: December 29, 2015
(Date of earliest event reported)
Rand Capital Corporation
(Exact name of registrant as specified in its charter)
NY	814-00235	16-0961359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2200 Rand Building, Buffalo, NY	14203
(Address of principal executive offices)	(Zip Code)
(716) 853-0802
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On December 29, 2015, Gemcor II, LLC ("Gemcor"), as seller, Gemcor Automation, LLC ("Buyer"), as buyer, Rand Capital SBIC, Inc., a wholly-owned subsidiary of Rand Capital Corporation and the owner of 31.25% of the membership interests of Gemcor, other owners of membership interests of Gemcor and, solely with respect to article 5 and article 9 thereof, AIP/Aerospace Holdings, LLC, entered into an asset purchase agreement (the "Purchase Agreement"), pursuant to which Buyer agreed to acquire substantially all of the assets of and assume specified liabilities of Gemcor. The aggregate purchase price payable by Buyer pursuant to the Purchase Agreement is $44 million in cash, subject to a customary working capital adjustment. Based upon its ownership interest in Gemcor, Rand expects to receive gross cash proceeds of approximately $14 million upon completion of the transaction.

The closing of the transaction is expected to occur in the first quarter of 2016 and is subject to equity holder approval and other customary closing conditions.

A copy of a press release announcing the transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
Press Release of Rand Capital Corporation dated January 05, 2016

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2016	Rand Capital Corporation By: /s/ Allen F. Grum Allen F. Grum President and Chief Executive Officer

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Rand Capital Corporation dated January 05, 2016